Exhibit 5.1

[Perkins Coie LLP Letterhead]

November 22, 2011

IDACORP, Inc.

1221 West Idaho Street

Boise, Idaho  83702-5627

Ladies and Gentlemen:

We have acted as counsel to IDACORP, Inc., an Idaho corporation (the “Company”), in connection with the preparation and filing of an automatic shelf registration statement on Form S-3 (the “Registration Statement”), which the Company proposes to file on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of 999,494 shares of its common stock, without par value (the “Common Stock”) pursuant to the IDACORP, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Articles of Incorporation, as amended, and Amended Bylaws of the Company; (iii) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement and the issuance and sale of the Common Stock pursuant to the Plan and (iv) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof (items (i) through (iv) above collectively, the “Transaction Documents”).  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Transaction Documents.

For purposes of this opinion, we also assume that the Company will have obtained any legally required consents, approvals, authorizations and other orders of any regulatory authorities necessary to issue and sell the Common Stock pursuant to the Plan.

Based upon and subject to the foregoing, and subject to the further qualifications and limitations expressed below, we are of the opinion that the shares of the Common Stock that may be issued pursuant tot the Plan will be validly issued, fully paid and non-assessable when:

(a)      the Registration Statement shall have become effective under the Securities Act,

(b)      such shares of the Common Stock shall have been issued, sold and delivered pursuant to the terms of the Plan, including the due execution by the Company of any certificates representing such shares and the registration by its registrar of such shares, and

IDACORP, Inc.

November 22, 2011

(c)      the receipt by the Company of the consideration for such shares in accordance with the terms of the Plan.

Our opinions expressed above are limited to the laws of the States of Idaho and New York and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm contained under the heading “Legal Matters” in said Registration Statement and any amendments thereto and in the prospectus constituting a part thereof.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP